Exhibit 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FY2016 DILUTED E.P.S. OF $0.73 ON REVENUE OF $40.5 MILLION

DURANGO, Colorado (May 18, 2016) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the fourth quarter and fiscal year ended February 29, 2016 (FY2016). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FY2016 HIGHLIGHTS

●	Total revenue decreased 2.5 percent to $40.5 million in FY2016, compared with revenue of $41.5 million in the fiscal year ended February 28, 2015 (FY2015).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 1.5% relative to the previous fiscal year.

●

Net income attributable to RMCF shareholders increased 12.4 percent to $4,426,000, or $0.75 per basic and $0.73 per diluted share, in FY2016, compared to $3,938,000, or $0.64 per basic and $0.61 per diluted share, in FY2015. In the fourth quarter of FY2016, the Company recorded net income attributable to RMCF shareholders of $2,442,000, or $0.42 per basic and $0.41 per diluted share, versus net income attributable to RMCF shareholders of $1,387,000, or $0.23 per basic and $0.22 per diluted share, in the fourth quarter of FY2015.

●	Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased 8.8 percent to $8,223,000 in FY2016, versus $9,014,000 in FY2015.

●

Factory sales increased 1.8 percent in FY2016, primarily due to an 8.1 percent increase in product shipments to customers outside the Company’s network of franchised retail stores and cafés. Factory gross margin narrowed to 28.9 percent of factory sales in FY2016, from 30.3 percent a year earlier. This change was due primarily to increased costs of certain materials and a shift in product and customer mix.

●

Retail sales declined 19.4 percent in FY2016, primarily the result of fewer units in operation, while retail gross margin improved to 65.7 percent of retail sales in FY2016, versus 64.9 percent in FY2015. Same-store sales at Company-owned stores and cafés decreased 0.8 percent in FY2016 when compared with the previous fiscal year.

●	Royalty and marketing fees decreased 3.1 percent in FY2016, primarily due to an 11.1 percent decrease in the number of franchised locations in operation.

●	Franchise fees decreased 6.5 percent in FY2016, primarily due to fewer international license fees during FY2016 compared to FY2015.

●	Operating income decreased 37.8 percent to $3,713,000 in FY2016, compared with operating income of $5,965,000 in the previous fiscal year.

●

The Company’s franchisees and licensees opened 5 domestic Rocky Mountain Chocolate Factory stores, 14 international Rocky Mountain Chocolate Factory licensed stores, 10 domestic self-serve frozen yogurt cafés, 1 international U-Swirl licensed café, and 10 co-branded Cold Stone Creamery stores during FY2016.

●	The Company repurchased 233,302 shares of its common stock at an average price of $12.99 during FY2016.

●	On May 18, 2016, the Company announced that its 52nd consecutive quarterly cash dividend will be paid on June 17, 2016 in the amount of $0.12 per share.

●

On February 29, 2016, the Company foreclosed on its loan with U-Swirl, Inc. (“SWRL”), the Company’s 39% owned subsidiary, due to defaults and non-payment by SWRL. As a result of the foreclosure, U-Swirl International, Inc. (“U-Swirl”), which contains all of the franchise and other operating assets of SWRL, became a wholly-owned subsidiary of the Company.

FY2016 OPERATING RESULTS

For FY2016, revenue decreased 2.5 percent to approximately $40.5 million, compared with revenue of approximately $41.5 million in FY2015. The decrease was primarily attributable to decreased franchise, royalty and marketing fees and a decline in retail sales, partially offset by higher factory sales.

Total factory sales increased 1.8 percent to approximately $26.4 million in FY2016, compared to total factory sales of approximately $25.9 million in FY2015. The increase was due primarily to an 8.1 percent increase in shipments of product to customers outside the Company’s network of franchise retail locations, partially offset by a 5.3 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. Factory gross margin declined 140 basis points to 28.9 percent of factory sales in FY2016, versus 30.3 percent a year earlier. The decrease in factory gross margin was due primarily to increased costs of certain materials and a shift in product and customer mix.

Retail sales declined 19.4 percent to approximately $5.0 million in FY2016, compared to approximately $6.2 million in the previous fiscal year. The decrease in retail sales was primarily due to changes in retail units in operation resulting from the sale of five Company-owned Rocky Mountain Chocolate Factory locations and the closure of two underperforming Company-owned U-Swirl cafés. Additionally, same-store sales at all Company-owned stores and cafés decreased 0.8 percent during FY2016 compared to FY2015.

Royalties and marketing fees decreased 3.1 percent to approximately $8.5 million in FY2016, compared with approximately $8.8 million in FY2015, primarily due to an 11.1 percent decrease in the number of domestic franchise stores and cafés in operation resulting from store closures exceeding domestic store openings. During FY2016, domestic Rocky Mountain Chocolate Factory franchisees and licensees opened 5 new domestic stores, 10 new co-branded Cold Stone Creamery stores and 14 international stores. U-Swirl franchisees opened 10 new domestic franchise cafés and 1 international café during FY2016. Complete lists of stores and cafés are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 6.5 percent to approximately $548,500 in FY2016, versus approximately $586,800 in FY2015, primarily due to a decline in fees recognized for international licensed stores and cafés under the Company’s master licensing agreements.

Income from operations decreased 37.8 percent in FY2016 to approximately $3.7 million, compared with approximately $6.0 million a year earlier. The decrease in operating income resulted from charges related to the impairment of goodwill, charges related to impairing certain Company-owned store long lived assets and a 2.5 percent decrease in revenue.

Interest expense, net of interest income, totaled $168,000 in FY2016, compared with interest expense, net of interest income, of $185,000 in FY2015. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments from a promissory note entered into in January 2014 to fund business acquisitions by SWRL.

Pretax income declined 38.7 percent to $3,545,000 in FY2016, versus $5,781,000 in the previous fiscal year. The Company recognized an income tax benefit of $262,000 in FY2016 compared with an effective tax rate of 35.3 percent, an expense of $2,038,000, in FY2015. An income tax benefit of approximately $2,149,000 was recognized during the fourth quarter as a result of the company foreclosing upon the interest in U-Swirl and recognizing tax assets reserved for when U-Swirl was a separate tax entity. RMCF will consolidate U-Swirl in the future resulting in realization of U-Swirl tax assets that previously had a full valuation allowance.

Consolidated net income, before adjusting for the net loss attributable to non-controlling interest, increased 1.7 percent to $3,807,000 in FY2016, compared with $3,743,000 in FY2015.

Net income attributable to RMCF shareholders (after deducting the net loss attributable to non-controlling interest) increased 12.4 percent to $4,426,000, or $0.75 per basic and $0.73 per diluted share, in FY2016, compared with net income attributable to RMCF shareholders of $3,938,000, or $0.64 per basic and $0.61 per diluted share, in FY2015.

U-Swirl recorded net loss of ($1,015,000) in FY2016, compared with a net loss of ($312,000) in FY2015.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 8.8 percent in FY2016 to $8,223,000, versus $9,014,000 in FY2015.

FOURTH QUARTER OPERATING RESULTS

For the three months ended February 29, 2016 (fourth quarter of FY2016), revenue decreased 1.4 percent to approximately $11.0 million, compared with revenue of approximately $11.2 million in the three months ended February 28, 2015 (fourth quarter of FY2015). The revenue decrease was primarily attributable to a reduction in retail sales, compared to the prior-year period.

Same-store sales at the Company’s domestic franchise locations increased 2.1 percent in the fourth quarter of FY2016 when compared with the corresponding period of the previous fiscal year.

Total factory sales increased 0.6 percent to approximately $7.8 million in the fourth quarter of FY2016, versus approximately $7.7 million a year earlier, primarily due to a 2.9 percent increase in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores. Factory gross margin declined by 50 basis points to 28.1 percent of factory sales in the fourth quarter of FY2016, compared with 28.6 percent a year earlier.

Retail sales decreased 12.2 percent to approximately $1.1 million in the fourth quarter of FY2016, versus approximately $1.3 million in the year-earlier period, due to the closure or sale of certain cafés operated primarily by U-Swirl. Same-store sales at all Company-owned locations increased 3.2 percent in the fourth quarter of FY2016 when compared with the year-earlier quarter.

Royalties and marketing fees decreased 2.1 percent to approximately $2.0 million in the fourth quarter of FY2016, compared with approximately $2.1 million in the prior-year period, due to a decrease of 9.5 percent in the average number of domestic franchised locations in operation, primarily as a result of domestic store and café closures exceeding domestic store and café openings.

Franchise fees decreased 2.2 percent to approximately $105,000 in the fourth quarter of FY2016, versus approximately $107,000 in the year-earlier period.

A loss from operations of ($647,000) was realized during the fourth quarter of FY2016, compared with income from operations of $1,635,000 in the prior-year period. The change in operating income resulted from charges related to the impairment of goodwill, charges related to impairing certain Company-owned café long lived assets and a 1.4 percent decrease in revenue. During the fourth quarter of FY2016, the Company incurred approximately a $2,327,000 charge associated with the impairment of U-Swirl goodwill and an impairment of certain U-Swirl retail assets. In the fourth quarter of FY2016, RMCF performed a test of impairment as a result of the change in ownership and the result of our test indicated a full impairment of the U-Swirl goodwill.

Interest expense, net of interest income, totaled $42,000 in the fourth quarter of FY2016, compared with net interest expense of $44,000 in the year-earlier period.

A pretax loss of ($689,000) was realized in the fourth quarter of FY2016, versus pretax income of $1,591,000 in the corresponding period of the previous fiscal year. The Company recognized an income tax benefit of $1,548,000 in the fourth quarter, compared with an effective rate of 35.3 percent, an expense of $669,000, in FY2015. An income tax benefit of approximately $2,149,000 was recognized during the fourth quarter as a result of the company foreclosing upon the interest in U-Swirl and recognizing tax assets reserved for when U-Swirl was a separate tax entity. RMCF will consolidate U-Swirl in the future resulting in realization of U-Swirl tax assets that previously has a full valuation allowance.

Consolidated net income, before adjusting for the net loss attributable to non-controlling interest was
$859,000 in the fourth quarter of FY2016, compared with consolidated net income of $922,000 in the fourth quarter of FY2015.

Net income attributable to RMCF shareholders (after deducting the net loss attributable to non-controlling interest) increased 76.1 percent to $2,442,000, or $0.42 per basic and $0.41 per diluted share, in the fourth quarter of FY2016, compared with net income attributable to RMCF shareholders of $1,387,000, or $0.23 per basic and $0.22 per diluted share, in the year-earlier period.

U-Swirl recorded a net loss of ($2,595,000) in the fourth quarter of FY2016, compared with a net loss of ($763,000) in the fourth quarter of FY2015, primarily the result of the impairment of goodwill and certain café long-lived assets.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 2.6 percent in the fourth quarter of FY2016 to $2,183,000, versus $2,242,000 in the fourth quarter of FY2015.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to their most comparable GAAP measure are included below.

Cash Dividends

On May 18, 2016, the Company announced that its 52nd consecutive quarterly cash dividend will be paid on June 17, 2016 in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, May 18, 2016, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the fiscal year (FY2016) and fourth quarter ended February 29, 2016, along with other topics of interest. To participate in the conference call, please call 1-877-270-2148 (Canadian participants call 1-866-605-3852 and international local participants call 1-412-902-6510) approximately five minutes prior to 4:15 p.m. EDT on May 18, 2016 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Wednesday, May 25, 2016 at 5:00 p.m. EST by calling 1-877-344-7529 (Canadian participants call 1-855-669-9658 and international participants call 1-412-317-0088) and entering the conference I.D.# 10085943.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 18, 2016 the Company, its subsidiaries and its franchisees operated 566 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 40 states, Canada, Japan, South Korea, The Republic of the Philippines, The United Arab Emirates, The Kingdom of Saudi Arabia, and Turkey. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of U-Swirl, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The forward-looking statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	February 29, 2016	February 29, 2016
United States
Rocky Mountain Chocolate Factory
Franchise Stores	0	195
Company-Owned Stores	0	3
Cold Stone Creamery	4	76
International License Stores	5	79
U-Swirl
Franchise Stores	2	202
Company-Owned Stores	0	8
International License Stores	0	8
Total	11	571

SELECTED BALANCE SHEET DATA

(in thousands)

	February 29, 2016	February 28, 2015
Current Assets	$15,439	$17,658
Total Assets	$30,316	$34,138
Current Liabilities	$8,006	$8,287
Stockholder's Equity	$18,479	$19,738

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended February 28 or 29,		Three Months Ended February 28 or 29,
	2016	2015	2016	2015
Revenues
Factory sales	$7,756	$7,711	70.4%	69.0%
Royalty and marketing fees	2,026	2,069	18.4%	18.5%
Franchise fees	105	107	1.0%	1.0%
Retail sales	1,124	1,281	10.2%	11.5%
Total Revenues	11,011	11,168	100.0%	100.0%

Costs and expenses
Cost of sales	6,014	5,987	54.6%	53.6%
Franchise costs	581	640	5.3%	5.7%
Sales and marketing	633	636	5.7%	5.7%
General and administrative	1,113	1,015	10.1%	9.1%
Retail operating	634	813	5.8%	7.3%
Depreciation and amortization	356	344	3.2%	3.1%
Impairment of long-lived assets	2,327	-	21.1%	0.0%
Restructuring and acquisition related charges	-	98	0.0%	0.9%
Total Costs and Expenses	11,658	9,533	105.9%	85.4%

Income (loss) from operations	(647)	1,635	-5.9%	14.6%

Other income (expense)
Interest expense	(50)	(60)	-0.5%	-0.5%
Interest income	8	16	0.1%	0.1%
Other, net	(42)	(44)	-0.4%	-0.4%

Income (loss) before income taxes	(689)	1,591	-6.3%	14.2%

Provision for income taxes (benefit)	(1,548)	669	-14.1%	6.0%

Consolidated Net income	859	922	7.8%	8.3%

Less: Net loss attributable to non-controlling interest	(1,583)	(465)	-14.4%	-4.2%

Net income attributable to RMCF	$2,442	$1,387	22.2%	12.4%

Basic Earnings Per Common Share	$0.42	$0.23
Diluted Earnings Per Common Share	$0.41	$0.22

Weighted Average Common Shares Outstanding	5,839,396	6,062,228

Dilutive Effect of Employee Stock Awards	181,742	238,081

Weighted Average Common Shares Outstanding, Assuming Dilution	6,021,138	6,300,309

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Twelve Months Ended February 28 or 29,		Twelve Months Ended February 28 or 29,
	2016	2015	2016	2015
Revenues
Factory sales	$26,356	$25,895	65.1%	62.4%
Royalty and marketing fees	8,547	8,821	21.1%	21.3%
Franchise fees	549	587	1.4%	1.4%
Retail sales	5,005	6,206	12.4%	15.0%
Total Revenues	40,457	41,509	100.0%	100.0%

Costs and expenses
Cost of sales	20,462	20,216	50.6%	48.7%
Franchise costs	2,453	2,264	6.1%	5.5%
Sales and marketing	2,466	2,474	6.1%	6.0%
General and administrative	4,664	4,832	11.5%	11.6%
Retail operating	2,952	3,510	7.3%	8.5%
Depreciation and amortization	1,420	1,441	3.5%	3.5%
Impairment of long-lived assets	2,327	-	5.8%	0.0%
Restructuring and acquisition related charges	-	807	0.0%	1.9%
Total Costs and Expenses	36,744	35,544	90.8%	85.6%

Income from operations	3,713	5,965	9.2%	14.4%

Other income (expense)
Interest expense	(217)	(243)	-0.5%	-0.6%
Interest income	49	59	0.1%	0.1%
Other, net	(168)	(184)	-0.4%	-0.4%

Income before income taxes	3,545	5,781	8.8%	13.9%

Provision for income taxes (benefit)	(262)	2,038	-0.6%	4.9%

Consolidated Net income	3,807	3,743	9.4%	9.0%

Less: Net loss attributable to non-controlling interest	(619)	(195)	-1.5%	-0.5%

Net income attributable to RMCF	$4,426	$3,938	10.9%	9.5%

Basic Earnings Per Common Share	$0.75	$0.64
Diluted Earnings Per Common Share	$0.73	$0.61

Weighted Average Common Shares Outstanding	5,893,618	6,144,426

Dilutive Effect of Employee Stock Awards	201,856	268,913

Weighted Average Common Shares Outstanding, Assuming Dilution	6,095,474	6,413,339

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended February 28 or 29,		Change
	2016	2015
GAAP: Income from Operations	$(647)	$1,635	-139.6%
Depreciation and Amortization	356	344
Equity Compensation Expense	147	165
Restructuring, impairment and acquisition related charges	2,327	98
Non-GAAP, adjusted EBITDA	$2,183	$2,242	-2.6%

	Twelve Months Ended February 28 or 29,		Change
	2016	2015
GAAP: Income from Operations	$3,713	$5,965	-37.8%
Depreciation and Amortization	1,420	1,441
Equity Compensation Expense	763	801
Restructuring, impairment and acquisition related charges	2,327	807
Non-GAAP, adjusted EBITDA	$8,223	$9,014	-8.8%